NEWS RELEASE

Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

U.S. CONCRETE REPORTS THIRD QUARTER 2007 RESULTS

▪ Third quarter revenues at $250.3 million

▪ Third quarter free cash flow of $14.7 million

▪ Provides fourth quarter and full year 2007 revenue and earnings guidance

NOVEMBER 8, 2007 - HOUSTON, TEXAS - U.S. Concrete, Inc. (NASDAQ: RMIX) today reported net income of $10.0 million, or $0.26 per diluted share, for the quarter ended September 30, 2007, compared to net income of $11.2 million, or $0.29 per diluted share, in the third quarter of 2006.
Net income for the first nine months of 2007 was $11.2 million, or $0.29 per diluted share, compared to net income of $15.7 million, or $0.42 per diluted share, for the first nine months of 2006.

THIRD QUARTER 2007 RESULTS
Revenues in the third quarter of 2007 were down slightly to $250.3 million, a 0.1 percent decrease, compared to $250.6 million in the third quarter of 2006, reflecting lower ready-mixed concrete sales volumes and lower precast product sales, primarily offset by higher ready-mixed concrete sales prices and increased sales of aggregates, including the quarries we acquired in the fourth quarter of 2006.
The Company’s ready-mixed concrete sales volume in the third quarter of 2007 was approximately 2.29 million cubic yards, down 3.4 percent from 2.37 million cubic yards of ready-mixed concrete sold in the third quarter of 2006. Considering the impact of acquired operations, on a same-plant-sales basis, third quarter 2007 ready-mixed concrete volumes were down approximately 9.7 percent from the third quarter of 2006. This decline reflects the continued downturn in residential home construction activity in many of our markets, together with the impact of adverse weather conditions early in the quarter in our Texas markets.
On a same-plant-sales basis, and including all sales volumes, the Company’s average sales price per cubic yard of ready-mixed concrete increased approximately 5.5 percent during the third quarter of 2007, as compared to the third quarter of 2006. On a sequential quarter basis, the Company’s average sales price per cubic yard of ready-mixed concrete increased slightly in the third quarter of 2007.
Revenues in the Company’s precast products segment were 26.3 percent lower in the third quarter of 2007, as compared to the third quarter of 2006, primarily due to the decline in residential construction activity in the Company’s northern California and Arizona markets.

Michael W. Harlan, President and Chief Executive Officer of U.S. Concrete, stated, “We continue to be challenged by negative trends in residential construction activity in most of our markets. On a positive note, we were encouraged by our ability to realize a 5.5 percent increase in our average sales price, as compared to the third quarter of last year. However, we are seeing early signs of pricing pressure in select markets from our competition. Given these market conditions and an expectation for a decline in volumes in 2008, we are aggressively evaluating our cost structure and asset base. We have already begun to take action in several markets to bring our cost structure in line with our volume outlook and will continue to make adjustments throughout our business units over the coming months.”
EBITDA was $29.7 million in the third quarter of 2007, down 6.6 percent, compared to EBITDA of $31.8 million in the third quarter of 2006. EBITDA for the third quarter of 2007 included a non-cash loss contingency accrual of $2.3 million. The Company defines EBITDA as net income (loss) plus the provision (benefit) for income taxes, net interest expense, and noncash goodwill impairments, depreciation, depletion and amortization. EBITDA is a non-GAAP financial measure. For reconciliations of EBITDA, free cash flow and net debt (other non-GAAP financial measures we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.
The Company’s selling, general and administrative expenses were $18.2 million for the third quarter of 2007, compared to $16.7 million for the third quarter of 2006. As a percentage of revenues, selling, general and administrative expenses were 7.3 percent in the third quarter of 2007, as compared to 6.7 percent in the third quarter of 2006. Selling, general and administrative expenses in the third quarter of 2007 were higher than in the third quarter of 2006, primarily due to higher professional fees and bad debt expenses.
Depreciation, depletion and amortization expense for the third quarter of 2007 was up $1.2 million to $8.1 million, as compared to $6.9 million for the third quarter of 2006, primarily due to additional depreciation and amortization expense related to the Company’s capital expenditure program and assets acquired in connection with the Company’s Michigan joint venture.
Interest expense, net, for the third quarter of 2007 was up approximately $0.2 million to $7.0 million, compared to $6.8 million for the third quarter of 2006, primarily due to the additional borrowings and assumption of certain indebtedness related to our acquisitions in 2006.
The Company’s provision for income taxes in the third quarter of 2007 reflected a benefit of $1.3 million and varied from the normally expected income tax rate, primarily due to favorable tax reserve adjustments.
The Company’s net cash provided by operations for the third quarter of 2007 was $19.9 million, compared to net cash provided by operations of $17.9 million for the third quarter of 2006. The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the third quarter of 2007 was $14.7 million, compared to $6.0 million in the third quarter of 2006. Capital expenditures, net of disposals, decreased $6.6 million in the third quarter of 2007, as compared to the third quarter of 2006.

The Company’s net debt at September 30, 2007 was $302.3 million, down $11.5 million from June 30, 2007. Net debt at September 30, 2007 was comprised of total debt of $308.8 million less cash and cash equivalents of $6.5 million.
Robert D. Hardy, Executive Vice President and Chief Financial Officer of U.S. Concrete, stated, “Operating cash flow was strong for the quarter and we significantly adjusted our capital expenditures in light of the slowdown in our business operations. We have adequate liquidity to execute our strategic initiatives in the foreseeable future with liquidity in excess of $100 million.”

YEAR-TO-DATE 2007 RESULTS
Revenues for the nine months ended September 30, 2007 increased 11.0 percent to $642.9 million, compared to revenues of $579.0 million for the first nine months of 2006.
The Company’s ready-mixed concrete sales volume for the first nine months of 2007 was approximately 5.8 million cubic yards, up 8.1 percent from approximately 5.4 million cubic yards of ready-mixed concrete sold during the first nine months of 2006.
On a same-plant-sales basis, ready-mixed concrete volumes for the first nine months of 2007 were down approximately 17 percent from the third quarter of 2006. This decline in volume reflects the continued slowdown in residential construction activity in many of our markets and the impact of adverse weather conditions primarily in our north Texas market this summer, as compared to the first nine months of 2006.
On a same-plant-sales basis, the Company’s average sales price per cubic yard of ready-mixed concrete increased approximately 7.7 percent during the first nine months of 2007, as compared to the first nine months of 2006. Including all volumes, the Company’s average sales price per cubic yard of ready-mixed concrete during the first nine months of 2007 was 3.8 percent higher, as compared to the first nine months of 2006, reflecting the impact of the 2006 acquisitions, primarily in its Texas markets, where prices are on average lower than prices in its other markets.
EBITDA was $61.0 million, or 9.5 percent of revenues, in the first nine months of 2007, as compared with $55.7 million, or 9.6 percent of revenues, in the first nine months of 2006. The increase in EBITDA in the first nine months of 2007, as compared to the first nine months of 2006, was mostly due to gross profit improvements, primarily related to higher ready-mixed concrete sales volumes, partially offset by higher selling, general and administrative expenses and depreciation.
The Company’s selling, general and administrative expenses were $53.0 million in the first nine months of 2007, compared to $46.8 million in the first nine months of 2006. This increase was primarily due to higher labor expenses. As a percentage of revenues, selling, general and administrative expenses increased from 8.1 percent in the first nine months half of 2006 to 8.2 percent in the first nine months of 2007.

The Company’s net cash provided by operations for the first nine months of 2007 was $17.5 million, compared to cash provided by operations of $20.0 million for the first nine months of 2006. The Company’s free cash flow for the first nine months of 2007 was $0.4 million, as compared to negative $9.9 million for the first nine months of 2006, reflecting lower capital expenditures partially offset by higher working capital requirements.

OUTLOOK
The statements in the following paragraphs are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential effects of any acquisitions or divestitures that may be completed after the date of this press release.
Based on current information, the Company expects fourth quarter 2007 revenues to be in the range of $205 million to $215 million, EBITDA to be in the range of $19 million to $22 million, and earnings per diluted share to be in the range of $0.06 to $0.10. The Company expects full-year 2007 revenues to be in the range of $848 million to $858 million and full-year EBITDA to be in the range of approximately $80 million to $83 million, and earnings per diluted share to be in the range of $0.33 to $0.37.
Commenting on the Company’s outlook, Mr. Harlan stated, “Economic indices for 2008 continue to indicate further softening in the construction sector, primarily as a result of the residential housing market decline. The continued steadiness of commercial and infrastructure spending, albeit solid in 2007, is somewhat dependent on the overall impact of the severe downturn in housing and the state-of-affairs in the sub-prime lending market. As such, we are expecting lower ready-mixed volumes in 2008.”

CONFERENCE CALL
U.S. Concrete has scheduled a conference call for Thursday, November 8, 2007, at 10:00 a.m., Eastern Time, to review its third quarter 2007 results. To participate in the call, dial (303) 262-2138 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through Thursday, November 15, 2007. To access the replay, dial (303) 590-3000 using the pass code 11100400#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the Web, please visit the Web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call.

USE OF NON-GAAP FINANCIAL MEASURES
This press release uses the non-GAAP financial measures “EBITDA,” “free cash flow” and “net debt.” The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE
U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and its precast products. The Company has 150 fixed and nine portable ready-mixed concrete plants, nine pre-cast concrete plants, three concrete block plants and eight aggregates facilities. During 2006, these facilities produced approximately 9.1 million cubic yards of ready-mixed concrete, 4.0 million eight-inch equivalent block units and 4.6 million tons of aggregates. For more information on U.S. Concrete, visit http://www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking statements in this press release include but are not limited to, statements regarding: trends in residential constructions activity, early signs of pricing pressure, expectations regarding a decline in volumes in 2008, adequacy of liquidity to execute strategic imperatives in the foreseeable future, actions in several markets to bring cost structure in line with volume outlook, steadiness of commercial and infrastructure spending, the Company’s backlog, U.S. Concrete’s expected revenues, EBITDA and earnings per diluted share for the fourth quarter of 2007, the Company’s expected revenues, EBITDA and earnings per diluted share for the full year of 2007, stability of pricing and raw material costs in the Company’s markets and additional transactions by the Company in 2007. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S.

Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s subsequently filed Quarterly Reports on Form 10-Q.

(Tables to follow)

 U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Sales	$250,290	$250,618	$642,912	$578,975
Cost of goods sold before depreciation, depletion and amortization	203,303	202,686	531,798	477,769
Selling, general and administrative expenses	18,154	16,685	53,006	46,824
Depreciation, depletion and amortization	8,107	6,890	23,186	15,561
Income from operations	20,726	24,357	34,922	38,821
Interest expense, net	7,034	6,848	21,088	14,590
Other income, net	575	543	2,979	1,304
Minority interest in consolidated subsidiary	(286)	-	72	-
Income before income taxes	14,553	18,052	16,741	25,535
Income tax provision	4,509	6,828	5,602	9,809
Net income	$10,044	$11,224	$11,139	$15,726

Basic net income per share	$0.26	$0.30	$0.29	$0.43

Diluted net income per share	$0.26	$0.29	$0.29	$0.42

Basic common shares outstanding	38,341	37,814	38,186	36,494

Diluted common shares outstanding	39,004	38,485	38,894	37,517

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$6,532	$8,804
Trade accounts receivable, net	141,620	109,161
Inventories	34,772	33,777
Prepaid expenses	4,485	2,984
Other current assets	19,819	16,396
Total current assets	207,228	171,122

Properties, plant and equipment, net	281,416	281,021
Goodwill	264,082	251,499
Other assets, net	11,924	13,004
Total assets	$764,650	$716,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,309	$3,764
Accounts payable	53,201	49,785
Accrued liabilities	57,291	52,886
Total current liabilities	113,801	106,435

Long-term debt, net of current maturities	305,483	299,528
Other long-term liabilities and deferred credits	8,581	7,594
Deferred income taxes	37,268	33,512
Total liabilities	465,133	447,069

Commitments and contingencies

Minority interest in consolidated subsidiary	15,565	-

Stockholders’ equity:
Preferred stock	-	-
Common stock	39	39
Additional paid-in capital	266,465	262,856
Retained earnings	20,022	8,541
Treasury stock, at cost	(2,574)	(1,859)
Total stockholders’ equity	283,952	269,577
Total liabilities and stockholders’ equity	$764,650	$716,646

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:	$17,479	$19,977

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $2,915 and $2,588	(17,113)	(29,887)
Payments for acquisitions, net of cash received of $1,000 and $5,457	(8,265)	(178,381)
Other investing activities	(227)	425
Net cash used in investing activities	(25,605)	(207,843)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	13,122	92,821
Repayments of borrowings	(7,829)	(1,792)
Proceeds from issuance of common stock	-	84,812
Proceeds from issuance of common stock under compensation plans	1,354	4,560
Excess tax benefits from stock-based compensation..................................	139	1,205
Purchase of treasury shares	(715)	(912)
Other financing activities	(217)	(3,090)
Net cash provided by financing activities	5,854	177,604
NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,272)	(10,262)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,804	23,654
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,532	$13,392

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted)
(unaudited)

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the tables below for (1) presentations of our EBITDA, EBITDA margin and Free Cash Flow for the three months and nine months ended September 30, 2007 and a presentation of our Net Debt as of September 30, 2006 and 2007, and (2) corresponding reconciliations to GAAP financial measures for the applicable periods. We have also included in the tables below certain Ready-Mixed Concrete Statistics for the three and nine months ended September 30, 2007 and September 30, 2006.

We define EBITDA as our net income (loss) plus the provision (benefit) for income taxes, net interest expense, and noncash goodwill impairments, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total sales. We have included EBITDA and EBITDA margin in the accompanying tables and discussion because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$91.36	$90.97
Volume in cubic yards	2,287	5,806

EBITDA reconciliation:
Net income	$10,044	$11,139
Income tax provision	4,509	5,602
Interest expense, net	7,034	21,088
Depreciation, depletion and amortization	8,107	23,186
EBITDA	$29,694	$61,015
EBITDA margin	11.9%	9.5%

Free Cash Flow reconciliation:
Net cash provided by operations	$19,869	$17,479
Less: capital expenditures, net of disposals of $751 and $2,915	(5,213)	(17,113)
Free Cash Flow	$14,656	$366

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$308,792
Less: cash and cash equivalents	(6,532)
Net Debt	$302,260

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted)
(unaudited)

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$86.59	$87.63
Volume in cubic yards	2,367	5,370

EBITDA reconciliation:
Net income	$11,224	$15,726
Income tax provision	6,828	9,809
Interest expense, net	6,848	14,590
Depreciation, depletion and amortization	6,890	15,561
EBITDA	$31,790	$55,686
EBITDA margin	12.7%	9.6%

Free Cash Flow reconciliation:
Net cash provided by operations	$17,909	$19,977
Less: capital expenditures, net of disposals of $610 and $2,588	(11,860)	(29,887)
Free Cash Flow	$6,049	$(9,910)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$304,978
Less: cash and cash equivalents	(13,392)
Net Debt	$291,586

The expected EBITDA used in this news release of approximately $19.0 million to $22.0 million in the fourth quarter of 2007 is calculated as follows: net income (estimated to be approximately $2.0 million to $4.0 million), plus the provision for income taxes (estimated to be approximately $1.5 million to $2.5 million), noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $8.0 million) and net interest expense (estimated to be approximately $7.0 million). All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

The expected EBITDA used in this news release of approximately $80.0 million to $83.0 million for the full year 2007 is calculated as follows: net income (estimated to be approximately $12.0 million to $14.0 million), plus the provision for income taxes (estimated to be approximately $8.0 million to $9.0 million), noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $31.0 million) and net interest expense (estimated to be approximately $28.0 million). All amounts provided in this paragraph have been rounded to the nearest million dollar amount.